Exhibit 10.1

Addendum No. 1

This Addendum No. 1 dated the 1st day of September, shall amend that certain Share Exchange Agreement (the “Agreement”) originally dated July 1, 2023, by and between ADAMANT DRI PROCESSING AND MINERALS GROUP (“ADMG”), PARKS AMUSEMENTS LLC (“PARKS”) AND THE MEMBERS OF PARKS AMUSEMENTS LLC (individually “Member” and collectively “Members”), each of which is individually referred to as “Party” and collectively as the “Parties”.

Whereas subsequent to the signing of the Agreement the Parties hereto have agreed to amend Article I – Sale and Purchase of Shares, subheading Closing: Effective Time, in order to set the Effective Time as September 1, 2023. Further, Article V – Termination, Amendment and Waiver, subheading Termination, Item 2 shall be struck in its entirety.

Notwithstanding anything contained in the Agreement to the contrary, the provisions set forth below will be deemed to be a part of the Agreement and shall supersede any contrary provision in the Agreement. All references in the Agreement and in this Addendum shall be construed to mean the Agreement as amended and supplemented by this Addendum. Any inconsistency between the Agreement and this Addendum shall be resolved in favour of the provisions of this Addendum.

1.	Defined Terms: All defined terms used in this Addendum, unless specifically defined in this Addendum, shall have the same meaning as such terms have in the Agreement;

2.	Modification of the Agreement:

Article I – Sale and Purchase of Shares, subheading Closing: Effective Time and language thereafter is replaced in its entirety with the following:

“Closing: Effective Time. The closing of the Transaction (the “Closing”) shall take place at such location at such time as the parties may so agree on 1 September 2023, (the “Effective Time”).”

Article V – Termination, Amendment and Waiver, subheading Termination, Item 2 shall be struck as follows:

~~2.~~	~~by either ADMG or the Members if the Transaction shall not have been consummated by July 15, 2023 (“Closing Deadline”) for any reason; provided, however, that the right to terminate this Agreement under this Section shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement~~

3.	Effect to Amendment: Except as expressively modified in this Addendum, all terms, conditions and covenants set forth in the Agreement shall remain in full force and effect among the Parties.

4.	Amendment: This Addendum may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.	Governing Law: This Addendum shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

6.	Counterparts: This Addendum maybe executed in any number of counterparts, each of which shall be an original but all of which together, shall constitute one instrument. A facsimile or other electronic transmission of this signed Addendum shall be legal and binding on all parties hereto.

This Addendum No. 1 shall be appended to and form a part of the Agreement and shall become effective on September 1, 2023.

IN WITNESS WHEREOF, each of the undersigned has caused this Addendum No. 1 to be duly executed and delivered as of the dates noted below.

FOR: Adamant DRI Processing and Mineral Group		FOR: Parks Amusements LLC.

	/s/ Larry L. Eastland		/s/ Nicholas A. Parks
BY:	Larry L. Eastland, Ph.D.	BY:	Nicholas A. Parks
ITS:	Director	ITS:	Managing Member
DATE:	1 September 2023	DATE:	1 September 2023

FOR: 5 Parts Investments, LLC, Member		FOR: Nicholas A Parks, Member

	/s/ Brant Bukowsky		/s/ Nicholas A. Parks
By:	Brant Bukowsky, Managing Member	BY:	Nicholas A. Parks
600,000 Membership Units		6,400,000 Membership Units
DATE: 1 September 2023		DATE: 1 September 2023